Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 9, 2023, with respect to the financial statements, before the effects of the adjustments to retrospectively apply the discontinued operations presentation described in Note 2, included in the Annual Report of Lendway, Inc. (formerly Insignia Systems, Inc.) on Form 10-K for the year ended December 31, 2023. We hereby consent to the incorporation by reference of said report in the following Registration Statements of Lendway, Inc. on the Forms indicated:

Form S-3

File No. 333-262542, effective February 14, 2022

Forms S-8:

File No. 333-226670, effective August 8, 2018

File No. 333-197933, effective August 7, 2014

File No. 333-205961, effective July 30, 2015

File No. 333-188761, effective May 22, 2013

File No. 333-182981, effective August 1, 2012

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

April 1, 2024